Exhibit 3.(i)a

RESTATED CERTIFICATE OF TRUST OF
CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

THIS Restated Certificate of Trust of Charter Municipal Mortgage Acceptance Company (formerly known as Summit Tax Exempt Trust)(the "Trust"), dated as of February 26, 2002, is being duly executed and filed by Stuart J. Boesky, as trustee, to amend and restate the original Certificate of Trust of the Trust, which was filed on August 12, 1996, with the Secretary of State of the State of Delaware (the "Secretary of State") under the Delaware Business Trust Act (12 Del.C. § 3801 et seq.), as amended by a Certificate of Amendment to the Certificate of Trust of the Trust, which was filed on April 30, 1997, with the Secretary of State, and as further amended by a Certificate of Amendment to the Certificate of Trust of the Trust, which was filed on March 30, 2001, with the Secretary of State (as so amended, the "Certificate of Trust").

The Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1.           Name.  The name of the Trust is Charter Municipal Mortgage Acceptance Company.

2.           Delaware Trustee.  The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, New Castle County, Delaware 19890-0001.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has executed this Restated Certificate of Trust as of the date first above written.

/s/ Stuart J. Boesky
Name: Stuart J. Boesky Title: Trustee